ICO, Inc. Announces the Election of
Eugene R. Allspach to its Board of Directors

HOUSTON, TEXAS, October 23, 2008 – ICO, Inc. (NASDAQ: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced that the Board of Directors elected Eugene R. Allspach to the Board of Directors effective October 22, 2008 for a term that will expire at the Company’s 2010 annual meeting of shareholders.

Mr. Allspach has approximately 38 years experience in the plastics and chemical industries, where he has held positions in executive management, business development, manufacturing, operations, marketing and process engineering.  Mr. Allspach served as President and Chief Operating Officer of Equistar Chemicals, L.P. from 1997 to 2002.  From 1988 to 1997, Mr. Allspach held several different executive management positions with Millennium Chemicals, Inc., Millennium Petrochemical (formerly Quantum Chemical Company), including Group Vice-President, Manufacturing and Technology, and Vice-President, Specialty Polymers and Business Development.  Mr. Allspach served as the President of EVAL Company of America (a joint venture between Quantum Chemical Company and Kuraray Co., Ltd.) from 1985 to 1988.  Mr. Allspach was employed by Quantum Chemical Company (or its predecessor) from 1973 to 1985, serving as Director of Strategic Planning and Business Development (1982 – 1985), and in various production management and process engineering capacities (1973 – 1982).

Mr. Allspach currently provides independent consulting services to the petrochemical industry for new business development activities.  He serves as an Advisory Board member of The Plaza Group (a petrochemical marketing company) and the Energy Capital Group (a gasification business development company).

Mr. Allspach also serves as a Board Member of Christus Foundation for HealthCare, and as a Trustee on the University of Cincinnati Foundation Board.  He holds degrees from Rice University (M.S., Chemical Engineering) and the University of Cincinnati (B.S., Chemical Engineering).

Gregory T. Barmore, Chairman of ICO’s Board of Directors, said, “Based on Mr. Allspach’s broad experience and knowledge in the petrochemical and polymers industry, we anticipate that Mr. Allspach will provide valuable input and contributions to ICO’s Board and executive management, and we are very pleased to welcome him to ICO’s Board.”

About ICO, Inc.

With 21 locations in 10 countries, ICO produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.  Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.   Contact:  CFO – Brad Leuschner at 713-351-4100.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of resins (polymers) and other raw materials, demand for the Company's services and products, business cycles and other industry conditions, international risks, operational risks, currency translation risks, the Company’s lack of asset diversification, the Company’s ability to manage global inventory, develop technology and proprietary know-how, and attract and retain key personnel, as well as other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2007 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.